    As filed with the Securities and Exchange Commission on April 3, 2001
                         Registration No. 333-_______


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                            THE RYLAND GROUP, INC.
            (Exact name of registrant as specified in its charter)

                MARYLAND                                 52-0849948
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
     incorporation or organization)

          24025 PARK SORRENTO
               SUITE 400
         CALABASAS, CALIFORNIA                             91302
(Address of principal executive offices)                 (Zip Code)


        THE RYLAND GROUP, INC. 2000 NON-EMPLOYEE DIRECTOR EQUITY PLAN
                             (Full title of plan)

                         (Name, address and telephone
                         number of agent for service)
                              TIMOTHY J. GECKLE
                            THE RYLAND GROUP, INC.
                        24025 PARK SORRENTO, SUITE 400
                         CALABASAS, CALIFORNIA 91302
                                 818-223-7500

                       CALCULATION OF REGISTRATION FEE

                                                                                   PROPOSED
                                                                PROPOSED            MAXIMUM
                                                AMOUNT           MAXIMUM           AGGREGATE        AMOUNT OF
                                                TO BE           OFFERING        OFFERING PRICE     REGISTRATION
   TITLE OF SECURITIES TO BE REGISTERED       REGISTERED   PRICE PER UNIT (4)         (4)              FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value (1)(2)(3)
       Shares not previously registered          275,000         $39.90           $10,972,500         $2,744
       Shares registered under Prior Plan         28,300         N/A (1)            N/A (1)          N/A (1)
==================================================================================================================
TOTAL                                            303,300         $39.90           $10,972,500         $2,744
==================================================================================================================

(1) Shares to be offered or sold under the 2000 Non-Employee Director Equity Plan (the "2000 Plan") include 275,000 shares not previously registered, and 28,300 shares previously registered for offer or sale under the Registrant's 1992 Non-Employee Director Equity Plan (the "Prior Plan") that were not issued under the Prior Plan and that may be offered or sold under the 2000 Plan (the "Carried Forward Shares"). The Carried Forward Shares were registered on Form S-8 filed on December 16, 1994 (file no. 33-56917) and the Registrant paid a total fee of $474.10, of which $134.17 related to the unissued Carried Forward Shares. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Registrant has carried forward the registration fee for the Carried Forward Shares. The Registrant is concurrently filing a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (file no. 33-56917), registering shares pursuant to the Prior Plan, to deregister the issuance of unissued shares pursuant to the Prior Plan.

(2) Common Stock being registered hereby includes associated Common Share Purchase Rights, which initially are attached to and trade with the shares of the Registrant's Common Stock. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

(3) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of The Ryland Group, Inc. Common Stock reported on the New York Stock Exchange on March 28, 2001 (i.e., $39.90).

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Not required to be included in this Form S-8 Registration Statement pursuant to introductory Note to Part I of Form S-8.


                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since December 31, 2000; and

         (c) Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Timothy J. Geckle, Senior Vice President, General Counsel and Secretary of the Registrant, provides the opinion regarding the legal validity of the shares of Common Stock being registered for issuance under the 2000 Non-Employee Director Equity Plan. As of the date of this filing, Mr. Geckle beneficially owned approximately 2,000 shares of the Registrant's Common Stock, and had the right to purchase up to 68,000 shares of the Registrant's Common Stock pursuant to outstanding stock options awarded under the 1992 Equity Incentive Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by the Maryland General Corporation Law ("MGCL"), Article Eighth, Paragraph (8) of the Registrant's Amended and Restated Charter ("Registrant's Charter") provides for indemnification of directors and officers of the Registrant, as follows:

         (8) The Corporation shall indemnify its directors and officers, in all capacities in which such directors and officers serve the Corporation, to the fullest extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law. The Corporation shall indemnify other employees and agents, in all capacities in which such employees and agents serve the Corporation, to such extent as shall be authorized by the Board of Directors or the By-laws and be permitted by law. The foregoing shall not limit in any manner the authority of the Corporation to indemnify directors, officers, employees or agents of the Corporation to the extent authorized by the Board of Directors or the stockholders and permitted by law. The Board of Directors may take such action as is necessary to carry out these provisions and is expressly empowered to adopt, approve and amend from time to time such By-laws, resolutions or contracts implementing provisions or such further indemnification arrangements as may be permitted by law. No amendment or repeal of this Article Eighth, paragraph 8 of the Corporation's Charter shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

         Also, the Registrant's By-laws contain indemnification procedures that implement the indemnification provisions of the Registrant's Charter. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceedings and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceedings, the director or officer had reasonable cause to believe that the action or omission was unlawful.

         As permitted by the MGCL, Article Ninth of the Registrant's Charter provides for limitation of liability of directors and officers of the Registrant, as follows:

         To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurs prior to such amendment or repeal.

         The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

         As permitted under Section 2-418(k) of the MGCL, the Registrant has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Registrant would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         A list of exhibits is set forth on the Exhibit Index which immediately precedes the exhibits and which is incorporated by reference herein.

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or
                  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration

Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 2nd day of April, 2001.

                                           THE RYLAND GROUP, INC.



                                           By:  /s/ Timothy J. Geckle
                                                -------------------------------
                                                  Timothy J. Geckle
                                                  Senior Vice President


         Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                  Title                                   Date
---------                                  -----                                   ----
/s/ Timothy J. Geckle             As Attorney-in-Fact for                     April 2, 2001
-----------------------                R. Chad Dreier
Timothy J. Geckle           Chairman of the Board, President and
                                  Chief Executive Officer
                               (Principal Executive Officer)

/s/ Timothy J. Geckle             As Attorney-in-Fact for                     April 2, 2001
-----------------------               Gordon A. Milne
Timothy J. Geckle                Senior Vice President and
                                  Chief Financial Officer
                               (Principal Financial Officer)

/s/ Timothy J. Geckle             As Attorney-in-Fact for                     April 2, 2001
-----------------------               David L. Fristoe
Timothy J. Geckle          Senior Vice President, Controller and
                                  Chief Accounting Officer
                               (Principal Accounting Officer)

A majority of the Board of Directors:

R. Chad Dreier, Leslie M. Frecon, William L. Jews, William G. Kagler, Ned Mansour, Robert E. Mellor, Norman J. Metcalfe, Charlotte St. Martin, Paul J. Varello, John O. Wilson

/s/ Timothy J. Geckle              As Attorney-in-Fact                        April 2, 2001
------------------------
Timothy J. Geckle

                                EXHIBIT INDEX

EXHIBIT
NUMBER      DESCRIPTION
------      -----------
4.1         Charter of The Ryland Group, Inc., as amended (incorporated by reference from Form 10-K for the year ended December 31, 1989)

4.2 By-laws of The Ryland Group, Inc., as amended (incorporated by reference from Form 10-K for the year ended December 31, 1996)

4.3         Rights Agreement dated as of October 18, 1996, between The Ryland
            Group, Inc., and ChaseMellon Shareholder Services, L.L.C.
            (incorporated by reference from Form 8-K filed October 24, 1996)

4.4         The Ryland Group, Inc. 2000 Non-Employee Director Equity Plan
            (incorporated by reference from Form 10-K for the year ended
            December 31, 2000)

5.0* Opinion of Timothy J. Geckle, counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered for issuance under the Plan

23.1*       Consent of Counsel (contained in Exhibit 5.0)

23.2*       Consent of Ernst & Young LLP, Independent Auditors

24.0*       Power of Attorney

------------
* Filed herewith.